CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The American Funds Income Series - U.S. Government Securities Fund:

We consent to (a) the use in this Post-Effective Amendment No. 31 to Registration Statement No. 2-98199 on Form N-1A of our report dated October 13, 2004 appearing in the Financial Statements which are included in Part B, the Statement of Additional Information of such Registration Statement, (b) the references to us under the heading "General Information" in such Statement of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectuses, which are part of such Registration Statement.



DELOITTE & TOUCHE LLP
Costa Mesa, California
October 25, 2004